EXHIBIT 10.26
Execution Copy

SECOND AMENDED AND RESTATED

TRADEMARK LICENSE AGREEMENT

This Second Amended and Restated Trademark License Agreement (“Agreement”) is entered into as of the 31st day of December, 2001 (the “Effective Date”), by and between La Quinta Worldwide, LLC, a Nevada limited liability company (successor in interest to La Quinta Properties, Inc., a Delaware corporation (“LQ Properties”) with respect to the Trademarks and the goodwill relating thereto (as defined below)) (“Licensor”) and LQC Leasing, LLC, a Delaware limited liability company (“Licensee”)

STATEMENT

Licensor is the owner of many trademarks and service marks, and all related goodwill (as set forth on Schedule A annexed hereto), for use in connection with hotel and motel services and related restaurant services, including such rights which are registered and/or the subject of pending applications and filings throughout the world (hereinafter collectively the “Trademarks”).

On or about July 17, 1998, LQ Properties (f/k/a Meditrust Corporation) entered into a Trademark License Agreement pursuant to which LQ Properties granted to La Quinta Leasing Company (f/k/a The La Quinta Company) (“Leasing Company”), the right, license and privilege to use the Trademarks in connection with its operation of hotels and to offer certain services under the Trademarks (the “Original License”).  The Original License Agreement was further amended and restated by the parties in order to set forth certain other rights and obligations relating to Leasing Company’s rights under the Original License (the “Amended License”).

Pursuant to that certain Assignment and Assumption Agreement, made as of December 17, 2001, by and between Leasing Company and Licensee, Leasing Company agreed to assign to Licensee, and Licensee agreed to assume, all of Leasing Company’s right and interest in, to and under the Amended License.

Licensor, as the current owner of the Trademarks, and Licensee, as the current licensee of the Trademarks, now desire to amend and restate the Original License and the Amended License to set forth certain other rights and obligations between the parties.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, it is agreed as follows:

Article I -  Definitions

1.1                                 “Advertising Materials” shall mean all advertising and business materials used by Licensee which bear, feature or include any reference to the Trademarks and are used in connection with the Licensed Services.

1.2                                 “Business Materials” shall mean and include all stationery, letterheads, envelopes, business cards, invoices, advertising and promotional materials, and all other business and commercial materials used by Licensee which bear the Trademarks.

1.3                                 “GAAP” shall mean generally accepted accounting principals, consistently applied through the relevant period.

1.4                                 “Gross Revenues” shall mean all revenues, receipts, and income of any kind derived directly or indirectly by Licensee from or in connection with each of the hotel facilities whether on a cash basis or credit, paid or collected, determined in accordance with GAAP and the Uniform System, but excluding, however: (i)  funds furnished by Licensor, (ii) federal, state and municipal excise, sales, and use taxes collected directly from patrons and guests or as part of the sale price of any goods, services or displays, such as gross receipts, admissions, cabaret or similar or equivalent taxes and paid over to federal, state or municipal governments, (iii) gratuities, (iv) proceeds of insurance and condemnation (v) proceeds from sales other than sales in the ordinary course of business, (vi) all loan proceeds from financing or refinancings of any hotel facility or interests therein or components thereof, (vii) judgments and awards, except any portion thereof arising from normal business operations of any hotel facility, and (viii) items constituting “allowances” under the Uniform System.

1.5                                 “Licensed Services” shall mean the operation and management of hotels, motels and restaurants in the facilities which Licensee leases pursuant to certain lease agreements (the “Lease Agreements”) as described on Schedule B attached hereto, as modified from time to time, which are identified by the Trademarks and the advertising, promotion and offering of the hotel, motel and restaurant services in the leased facilities identified by the Trademarks.

1.6                                 “Licensed Services Locations” shall mean those facilities where the Licensed Services are offered.

1.7                                 “Specified Quality Standards” shall mean those standards of design, appearance and quality for the Licensed Services, Licensed Services Locations, Business Materials and Advertising Materials which are consistent with the prestige and integrity of the

Trademarks and are of a level and type satisfactory to Licensor.

1.8                                 “Territory” shall mean in every location in which Licensee leases and operates hotel facilities pursuant to the (“Lease Agreements”) that were assigned, effective as of December 17, 2001, to Licensee pursuant to those Lease Assignment and Assumption Agreements.

1.9                                 “Trademarks” shall mean all of the trademarks, logos, names, brands and service marks identified in Schedule A (including those which are the subject of registration, application and use under the common law), which is annexed hereto and made a part hereof, and all combinations and derivatives thereof that Licensor may own in the future, and other related trademarks, if any, which may be developed by Licensor.  Schedule A shall be periodically updated to incorporate such newly developed trademarks, no less frequently than once annually.  All use of such marks shall inure to the benefit of the Licensor.

1.10                           “Uniform System” shall have the meaning set forth in the Lease Agreements.

Article II -  Grant of License

2.1                                 Licensor hereby grants to Licensee a non-exclusive right, non-assignable, non-sublicensable license and privilege to use the Trademarks solely in connection with the Licensed Services in the Territory.  Licensee agrees that unless authorized or required by Licensor, it will not make, or authorize to be made, any use, directly or indirectly, of the Trademarks in connection with any other services not expressly discussed herein.

2.2                                 Licensor hereby grants to Licensee the right, license and privilege to use one or more of the Trademarks as part of a composite trade name or corporate name, pursuant to its obligations under this Agreement, and in accordance with all of the terms and conditions of this Agreement.  Licensee may use the Trademarks on invoices, order forms, stationery, business cards and telephone and directory listings, provided that all such use of the Trademarks shall be made in conformity with guidelines established by Licensor.

2.3                                 All rights with respect to the use of the Trademarks which have not been granted hereunder are expressly reserved by Licensor for its own use and benefit, including without limitation, (i) the right to grant license rights to any third party, including but not limited to a subsidiary or affiliated company, to use the Trademarks in connection with the ownership and operation of hotels, motels and restaurants; (ii) the right to grant license rights to any third party, including but not limited to a subsidiary or affiliated company, to use the Trademarks in connection with the ownership and operation of a web site relating to the offering of hotel, motel and restaurant services; (iii) the right to grant license rights to any third party to use the Trademarks to offer hotel, motel and restaurant services on a third party web site; and (iv) the right to use or the right grant license rights to any third party to use the any of the Trademarks as part of a domain name.

Article III -  Effective Date and Duration

3.1                                 This Agreement and the license herein shall commence as of the Effective Date, and shall terminate on July 17, 2003 (the “Initial Term”) unless sooner terminated as herein provided.

3.2                                 Upon the expiration of the Initial Term, this Agreement shall renew automatically, for additional five (5) year terms (“Renewal Period”), commencing on July 18, 2003, provided that Licensee is not in breach of any provision herein (the “Renewal Term”).  However, either party may, in its discretion notify the other party in writing, not less than sixty (60) days prior to the expiration of the Initial Term or the Renewal Period, that this Agreement shall be terminated at the end of the Initial Term or Renewal Period, respectively.

Article IV -  Quality Control and Prestige of the Trademarks

4.1                                 Licensee agrees that the Licensed Services, Licensed Services Locations covered by this Agreement and the Advertising Materials and Business Materials used therewith shall be of such style, appearance, distinctiveness and quality as to protect and enhance the prestige of Licensor, its Trademarks and the goodwill pertaining thereto; that the Licensed Services will be advertised, marketed, promoted and offered in accordance with all applicable laws and regulations; and that the policy of sale and exploitation by Licensee shall be of a high standard.  The quality of the Licensed Services and Licensed Services Locations, as well as the quality of all Business Materials and Advertising Materials developed by Licensee shall meet and satisfy the Specified Quality Standards.

4.2                                 Licensee agrees that the Trademarks are well recognized by the trade and public and are of great importance and value to Licensor.  Accordingly, Licensee agrees that its use of the Trademarks shall be in a commercially acceptable and responsible manner and style to protect and enhance the prestige of the Trademarks and Licensor, and only in connection with the Licensed Services, the Licensed Services Locations and the Advertising

Materials and Business Materials associated therewith.

4.3                                 The Licensed Services Locations shall retain appearances which conform in all respects to the signage, design, layout, appearance, style, taste, decoration and location approved and established by Licensor in accordance with the Specified Quality Standards.

4.4                                 In furtherance of the purpose and intent expressed above, Licensee shall, upon Licensor’s reasonable request, supply to Licensor or a designated subsidiary of Licensor (“Reviewing Party”), samples of any Business Materials and Advertising Materials that include the Trademarks to ensure that such Business Materials and Advertising Materials are in compliance with the Specified Quality Standards.  These submissions shall be with respect to any Business Materials and Advertising Materials which are not otherwise prepared or previously approved by Licensor or the Reviewing Party and which vary from Licensor’s standard advertising and promotional materials.  Licensee shall, upon the Reviewing Party’s reasonable request, permit reasonable inspection of the Licensed Services Locations during business hours by the Reviewing Party to inspect the Licensed Services Locations to ensure that the operations and methods of offering the Licensed Services, and the like, that include the use of the Trademarks, are in compliance with the Specified Quality Standards.

4.5                                 Licensor shall have the right to impose upon Licensee, as necessary, other additional specifications or requirements not provided for under this Agreement to maintain control over the Licensed Services to ensure that the requisite quality standard is being maintained in connection with the offering of the Licensed Services for which the

Trademarks are used.

4.6                                 In the event Licensor determines that any Licensed Services, Licensed Services Locations or the Advertising Materials or Business Materials created by Licensee do not comply with the Specified Quality Standards, it shall advise Licensee of all matters requiring change or improvement and Licensee shall comply in all respects with Licensor’s directions.   Licensee shall be responsible for the costs of developing and making representative samples of those Business Materials and Advertising Materials which are submitted to Licensor or the Reviewing Party pursuant to paragraph 4.4 herein.

4.7                                 The Reviewing Party shall provide a report to Licensee, and a copy to Licensor of the same, within a reasonable period of time after the Reviewing Party’s inspection of a Licensed Services Location or examination of Licensee’s Advertising Materials and/or Business Materials which shall set forth whether the Licensed Services Location, Advertising Materials and/or Business Materials were in compliance with the Specified Quality Standards.

Article V -  Property of Licensor

5.1                                 Licensee recognizes the great value of the goodwill associated with the Trademarks and the identification of the Licensed Services with the Trademarks, and acknowledges that the Trademarks and all rights therein and goodwill pertaining thereto, are the exclusive property of and solely owned by Licensor.  Licensee will at all times hold out and represent Licensor to be the owner of the Trademarks and that Licensee is a Licensee of Licensor.

5.2                                 All use by Licensee of the Trademarks shall be deemed to inure to the benefit of Licensor.  To the extent any rights in and to the Trademarks are deemed to accrue to Licensee, Licensee hereby assigns any and all such rights, at such time as they may be deemed to accrue, including the related goodwill, to Licensor.

5.3                                 Licensee agrees that it shall cause appropriate indicia of ownership of the Trademarks (as required or approved by Licensor or as required by law) to appear on or within all Advertising Materials and Business Materials.

5.4                                 Licensee agrees to use the Trademarks only in connection with the Licensed Services, Licensed Services Locations, Business Materials and Advertising Materials and otherwise as specifically permitted herein and will not use the Trademarks for any other purpose or for the benefit of any other party.

Article VI -  Trademark Protection

6.1                                 Licensee agrees to assist Licensor, to the extent reasonably required or requested by Licensor, to preserve, maintain and enforce the Trademarks in the Territory.

6.2                                 Licensor and Licensee each recognize that it is important to protect the Trademarks from infringement or encroachment in the Territory.  Therefore, to the extent that Licensee has rights hereunder, Licensor authorizes Licensee to commence and prosecute any claims or suits for infringement in Licensee’s own name as exclusive licensee, joining Licensor or any other necessary related company as a party if advisable or if required by the law of the particular forum.  If Licensee elects not to proceed to take action against a particular infringement under this Agreement, Licensor may choose to proceed and to join Licensee as a party, at Licensor’s sole cost and expense.  If such action is commenced by Licensor, Licensee shall cooperate fully.

6.3                                 If Licensee cannot take unilateral action to enforce the Trademarks, Licensor agrees that it shall either join Licensee as a complaining party or it shall commence proceedings in Licensor’s own name or take any other action necessary or advisable to protect the Trademarks from infringement.  Licensor shall also be obligated to take such action or to commence proceedings to protect the Trademarks in the Territory.  The costs and expenses of any such action or proceedings shall be apportioned in accordance with the terms and conditions to be agreed upon between Licensor and Licensee, at that time.

6.4                                 If there is any monetary recovery in an action prosecuted by Licensee on its own, Licensee shall have the right to retain all such amounts recovered, unless the parties shall agree otherwise.

6.5                                 Licensee agrees that it will not, during the term of this Agreement or thereafter, contest the Licensor’s ownership, title or rights in and to the Trademarks, or contest the validity of this Agreement or its binding effect on Licensee.

Article VII -  License Fee.

7.1                                 Licensee shall pay to Licensor a license fee in the amount of two and one-half percent (2.5%) of Gross Revenues during the Term (“License Fees”).

7.2                                 Licensee shall deliver to Licensor within thirty (30) days after the end of each calendar quarter a written report showing its computation of License Fees due under this Agreement, in such form and including such details as Licensor may reasonably request.  Each report shall be certified as to its correctness by Licensee’s principal financial officer or controller.  Simultaneously with the delivery of each such report, Licensee shall tender payment of all License Fees shown to be due thereon.

7.3                                 Licensee shall keep full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the License Fees payable under this Agreement.  During the Term of this Agreement and for a period of one year following its termination, Licensor shall have the right from time to time to inspect, or have an agent, accountant or other representative inspect, such books, records and supporting data for the sole purpose of verifying the License Fees due hereunder.

7.4                                 In the event that any payment owned by Licensee to Licensor hereunder is not paid when due, interest at the rate of 18% per annum (the “Overdue Rate”) from the day following the due date though the actual date of payment shall be assessed and shall be payable by Licensee to Licensor; provided, however, in no event shall the Overdue Rate be greater than the maximum rate permitted under applicable law.

Article VIII -  Termination for Insolvency or Bankruptcy of Licensee

8.1                                 If Licensee files a petition in bankruptcy, or by equivalent proceeding is adjudicated a bankrupt, or a petition in bankruptcy is filed against Licensee, or if Licensee becomes insolvent or makes an assignment for the benefit of creditors or any arrangement pursuant to any bankruptcy law, or if Licensee discontinues its business or if a receiver is appointed for Licensee, this Agreement and the license hereby granted shall automatically terminate without any notice, to the extent allowed by applicable law.  In the event this Agreement and the license granted herein are so terminated, Licensee, its receivers, representatives, trustees, agents, administrators, successors and/or assigns, shall have no right to sell, exploit or in any way deal with or in any of the Licensed Services covered by this Agreement or use any Business Materials, Advertising Materials or other items bearing the Trademarks except with and under the special consent and instruction of Licensor, with such consent and instruction to be in written form.

8.2           The non-assumption of this Agreement by a trustee presiding over a bankruptcy proceeding pursuant to any bankruptcy law where the Licensee is named as a debtor in said proceedings shall operate to automatically terminate this Agreement and the license hereby granted, without any notice whatsoever being necessary, effective as of the date of the commencement of the bankruptcy proceedings.

Article IX -  Termination for Breach

9.1                                 Except as otherwise agreed between the parties, and as provided herein, if Licensee violates any of its material obligations hereunder, Licensor shall have the right to terminate this Agreement and the license herein granted, by giving to Licensee written notice of such breach and intent to terminate this Agreement.  Unless Licensee cures such breach within 30 days after receipt of such written notice or such other extended time period as the parties shall mutually agree, this Agreement and the license granted herein shall automatically terminate on the 30th day (or extended period), unless otherwise agreed.  Termination of this Agreement and the license hereby granted shall be without prejudice to any rights or remedies which Licensor may otherwise have against Licensee.

Article X -  Consequences of Expiration or Termination of This Agreement

10.1                           Upon and after the expiration or termination of this Agreement and the licenses herein granted as to any or all of the and Licensed Services for whatever reason, all rights granted to Licensee hereunder to use the Trademarks for such Licensed Services shall cease immediately.

10.2                           From and after the expiration or termination of this Agreement and the licenses herein granted as to any or all of the Licensed Services, Licensee agrees not to make references to the Trademarks in its Advertising Materials or its Business Materials or make reference to having been formerly associated with or licensed by Licensor, as to such services.  Licensee agrees that it shall return to Licensor all Advertising Materials and Business Materials previously provided by Licensor and shall destroy all Advertising Materials and Business Materials bearing the Trademarks, which were created by Licensee for use in connection with the Licensed Services and Licensed Services Locations pursuant to this Agreement.

10.3                           Upon and after the expiration or termination of this Agreement and the licenses herein granted as to any or all of the Licensed Services, all rights as to such Licensed Services and use of the Trademarks granted to Licensee hereunder shall forthwith revert to Licensor without the need for any other formal or ratifying act.

10.4                           Upon and after the expiration or termination of this Agreement and the licenses herein granted as to any or all of the Licensed Services, Licensee will refrain from further use of the Trademarks or any further reference to them, direct or indirect, or of anything deemed by Licensor to be a simulation of the Trademarks or deceptively similar thereto.

10.5                           Licensee recognizes that the unauthorized dissemination of any materials bearing or incorporating the Trademarks upon termination or expiration of this Agreement, would cause irreparable damage to the prestige of Licensor, to the Trademarks and to the goodwill pertaining thereto.  Accordingly, Licensee covenants and agrees that it shall comply with all direction and instruction of Licensor concerning the use of the Trademarks.

Article XI -  Equitable Relief

11.1                           Licensee acknowledges and admits that there would be no adequate remedy at law for its failure to comply with any of the material terms and conditions hereof, and Licensee agrees that, in the event of any such failure, Licensor shall be entitled to equitable relief by way of temporary restraining order, temporary injunction and permanent injunction and such other and further relief as any court with jurisdiction may deem proper.

Article XII -  Indemnity

12.1                           Licensee hereby indemnifies Licensor and undertakes to defend and hold Licensor harmless from any claims, suits, loss and damage (including reasonable attorneys’ fees) arising out of any allegedly unauthorized use of any patent, process, idea, method, design, copyright or device by Licensee (other than the Trademarks and other indicia furnished by

Licensor) in connection with the Licensed Services covered by this Agreement or any other alleged action by Licensee and also from any claims, suits, loss and damage (including reasonable attorneys’ fees) arising out of the offering of the Licensed Services.

12.2                           Licensor assumes no responsibility to Licensee or to any third party with respect to the characteristics or quality of the Licensed Services provided by Licensee.  Licensee agrees to defend, indemnify, and hold harmless, Licensor, its subsidiaries, and affiliates and any successors or assigns of Licensor or any of the Trademarks, and their officers, directors, agents, and employees, against every claim, suit, loss, liability or damage whatsoever (including but not limited to the expenses of investigation of and defending against any claim or suit, any amount paid in settlement thereof, and attorney’s fees), relating to the characteristics or quality of the Licensed Services provided by or on behalf of Licensee.  Licensee agrees to assume the defense of any action or claim which is within the scope of Licensee’s responsibilities to defend, indemnify, and hold harmless hereunder.  Licensor reserves the right to participate in any such action or claim with counsel of its own choosing at its own expense.

12.3                           Licensee agrees that it will obtain and maintain, at its own expense, and keep in force during the Term and for not less than one year thereafter, comprehensive general liability insurance, including products liability coverage, from a recognized insurance company providing adequate protection naming Licensor as an additional insured against any claims, suits, losses or damages for which it may be required to indemnify Licensor hereunder.  Upon written request, Licensee will supply a copy of the related insurance policies to Licensor.

12.4                           The indemnities set forth herein shall survive the expiration or termination of this Agreement.

Article XIII -  Miscellaneous

13.1                           All notices, requests, consents, demands, approvals and other communications hereunder shall be deemed to have been duly given, made or served if in writing and delivered personally or sent by overnight carrier or by telex or telecopier with receipt confirmed, to the respective parties to this Agreement as follows:

a.             If to Licensor:

La Quinta Worldwide, LLC

101 Convention Center Drive

Suite 850

Las Vegas, Nevada 89109

Attn:  Manager

b.             If to Licensee:

LQC Leasing, LLC

909 Hidden Ridge

Suite 600

Irving, Texas  75038

Attn:  Chief Executive Officer

The designation of the person to be so notified or the address of such person for the purposes of such notice may be changed from time to time by similar notice.

13.2                           The parties hereto shall not be liable for failure of performance hereunder if occasioned by war, declared or undeclared, fire, flood, interruption of transportation, embargo, accident, explosion, governmental orders, regulations, restrictions, priorities or rationing, or by strikes, lockouts, or other labor troubles, interfering with the supplies of raw materials entering into their production or any other cause beyond the control of the parties.  Any suspension of performance by reason of this paragraph shall be limited to the period during which such cause of failure exists, but such suspension shall not affect the running of the term of this Agreement as heretofore defined.

13.3                           Nothing herein contained shall be construed to place the parties in a relationship of partners or joint venturers and Licensee shall have no power to obligate or bind Licensor in any manner whatsoever.

13.4                           Any provision or provisions of this Agreement which in any way contravenes the laws of any state or country in which this Agreement is effective shall, in such state or country as the case may be, and to the extent of such contravention of local law, be deemed separable and shall not affect any other provision or provisions of this Agreement.

13.5                           None of the terms of this Agreement shall be deemed to be waived or modified, nor shall this Agreement be renewed, extended, terminated or discharged except by an agreement in writing signed by or on behalf of both parties.  There are no representations, promises, warranties, covenants or undertakings other than those contained in this Agreement, which represent the entire understanding of the parties.

13.6                           This Agreement and Schedule A and Schedule B hereto contain the full understanding of the parties with respect to the subject matter hereof and supersede and replace in its entirety the Original License, the Amended License and all prior understandings and writings relating thereto

13.7                           The failure of a party hereto to enforce, or the delay by a party hereto to enforce, any of its rights under this Agreement shall not be deemed a continuing waiver or a modification by such party of any of the rights hereunder and a party may, within the time provided by the applicable law, commence appropriate legal or equitable proceedings to enforce any or all of its rights under this Agreement and any prior failure to enforce or delay in enforcement shall not constitute a defense.

13.8                           This Agreement is made pursuant to and shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its provisions as to choice of law.

13.9                           Licensor and Licensee shall each cooperate with one another in entering into and executing any other written agreements and applications necessary under the laws of any country or jurisdiction within the Territory to give this Agreement full force and effect.

13.10                     This Agreement shall inure to the benefit of and shall be binding upon the parties, and their respective permitted successors, transferees and assigns; provided, however, that subject to paragraph 13.11 herein, Licensee may not assign all or any portion of this Agreement without the express prior written consent of Licensor, which consent may be given or withheld in Licensor’s absolute discretion.

13.11                     This Agreement may not be transferred or assigned by Licensee to an unrelated third party other than in connection with the sale, disposition or merger of Licensee’s company or business, or encumbered by a third party, except with Licensor’s consent.  The following circumstances shall not be deemed to be an assignment, and shall not require Licensor’s consent

a.                                       the sale or disposition of all or substantially all of the voting stock or assets of Licensee; or

b.                                      a public offering or sale to underwriters of capital stock by Licensee or any successor thereto or any acquisitions by or of Licensee through merger, purchase of assets or otherwise effected in whole or in part by issuance or reissuance of Licensee’s shares of capital stock.

13.12                     Licensee agrees to comply, at its own expense, with all laws, ordinances, rules, regulations, and other requirements, relating to Licensee’s providing of Licensed Services, of all governmental units having jurisdiction pertaining to this Agreement.

13.13                     Each party shall be responsible for any duties, taxes or penalties imposed by any government on its respective products.

13.14                     Except as expressly identified herein, there are and shall be no third party beneficiaries of this Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Trademark License Agreement to be duly executed as of the date and year first written above.

LA QUINTA WORLDWIDE, LLC

By:	/s/ STEVEN J. FLOWERS
Name: Steven J. Flowers
Title: Vice President, Secretary and
Assistant Treasurer

LQC LEASING, LLC

By:	LA QUINTA CORPORATION
Its:	Sole Member

By:	/s/ DAVID L. REA
Name: David L. Rea
Title: Executive Vice President, Chief
Financial Officer and Treasurer

SCHEDULE A

Trademarks

Country	Trademark	Registration No./Serial No.
Argentina
	LA QUINTA	1,656,347

	LA QUINTA INN & DESIGN	1,656,565
Bahamas
	LA QUINTA	17,113
Belize
	LA QUINTA	7147
Bermuda
	LA QUINTA	26748
Bolivia
	LA QUINTA	62104-C
Brazil
	LA QUINTA	817936351

	LA QUINTA INN & WINDOW DESIGN	817936360
Canada
	LA QUINTA	TMA364525

	TELQUIK	111398200

	LQ LA QUINTA INN &SUITES & DESIGN	111008400

	RETURNS	111398100

	LA QUINTA INN & DESIGN	111008500

Chile
	LA QUINTA INN & WINDOW DESIGN	443.213
Colombia
	LA QUINTA	190254

	LA QUINTA INN & WINDOW DESIGN	190253

Costa Rica
	LA QUINTA

Ecuador
	LA QUINTA	178-96

European Community
	LA QUINTA	002393205

Guatemala
	LA QUINTA	8806-94

India
	LA QUINTA	677305

Indonesia
	LA QUINTA	372248

Jamaica
	LA QUINTA	28,596

Mexico
	LA QUINTA	335462

	LA QUINTA	328,919

	TELQUIK	484,558

	LA QUINTA INN & WINDOW DESIGN	485,952

	LA QUINTA INN & WINDOW DESIGN	461,674

Netherlands Antilles
	LA QUINTA	18493

Nicaragua
	LA QUINTA	30,237 CC
Panama
	LA QUINTA	74714

United Kingdom
	LA QUINTA	1348734

United States
	LA QUINTA	1,080,641

	TELQUIK	1,078,158

	TEL QUIK (STYLIZED)	1,022,257

	LA QUINTA INN & CABALLERO DESIGN	1,199,980

	LA QUINTA (STYLIZED)	875,802

	CABCLUB	1,411,799

	LA QUINTA MOTOR INNS & DESIGN	1,393,579

	LA QUINTA MOTOR INNS & BUILDING DESIGN	1,393,578

	CABCLUB & DESIGN	1,411,800

	LA QUINTA BRAIN TRUST	1,429,660

	KING PLUS	1,623,015

	KEENTA	1,563,984

	RETURNS	1,572,636

	LA QUINTA INN & WINDOW DESIGN	1,841,032

	LA QUINTA INN & WINDOW DESIGN (WITH COLOR)	1,823,440

	FIRST LIGHT	2,076,246

	GOLD MEDAL	2,061,347

	LQ LA QUINTA INN & SUITES & DESIGN	2,298,693

	LQ LA QUINTA INN & SUITES AND DESIGN(COLOR)	2,300,509

	AN OASIS FROM THEWORLD	2,365,000

	CAFÉ QUINTA	76/029,804

	LA QUINTA ELINK	76/269,141

	WE’RE JUST YOUR STYLE	76/037,806

Venezuela
	LA QUINTA	S.003310

	LA QUINTA INN & WINDOW DESIGN	S.003002

State — Hawaii
	LA QUINTA & CABALLERO DESIGN	21389

State - Texas
	TEL-QUIK	31656
	LA QUINTA	46649

SCHEDULE B

List of Leases

(All leases are effective as of July 17, 1998)

1.                                       Amended and Restated Facility Lease Agreement between Meditrust Corporation, as Lessor, and The La Quinta Company, as Lessee

2.                                       Amended and Restated Facility Lease Agreement between Meditrust Corporation, as Lessor, and The La Quinta Company, as Lessee

3.                                       Amended and Restated Facility Lease Agreement between LQ Investments I, as Lessor, and The La Quinta Company, as Lessee

4.                                       Amended and Restated Facility Lease Agreement between LQ Investments II, as Lessor, and The La Quinta Company, as Lessee

5.                                       Amended and Restated Facility Lease Agreement between LQ-LNL Limited Partnership, as Lessor, and The La Quinta Company, as Lessee

6.                                       Amended and Restated Facility Lease Agreement between LQ-East Irvine Joint Venture, as Lessor, and The La Quinta Company, as Lessee

7.                                       Amended and Restated Facility Lease Agreement between La Quinta Inns of Lubbock, Inc., as Lessor, and The La Quinta Company, as Lessee

8.                                       Amended and Restated Facility Lease Agreement between LQ Motor Inn Venture-Austin No. 530, as Lessor, and The La Quinta Company, as Lessee

9.                                       Amended and Restated Facility Lease Agreement between LQ-Big Apple Venture, as Lessor, and The La Quinta Company, as Lessee

10.                                 Amended and Restated Facility Lease Agreement between La Quinta Denver-Peoria Street, Ltd., as Lessor and The La Quinta Company, as Lessee

11.                                 Amended and Restated Facility Lease Agreement between LQM Operating Partners, L.P., as Lessor, and The La Quinta Company, as Lessee

12.                                 Amended and Restated Facility Lease Agreement between La Quinta Development Partners, L.P., as Lessor and The La Quinta Leasing Company, as Lessee

B-1

13.                                 Amended and Restated Facility Lease Agreement between La Quinta Development Partners, L.P., as Lessor, and The La Quinta Company, as Lessee

14.                                 Amended and Restated Facility Lease Agreement between LQ-Baton Rouge Joint Venture, as Lessor, and The La Quinta Company, as Lessee

15.                                 Amended and Restated Facility Lease Agreement between La Quinta San Antonio South Joint Venture, as Lessor, and The La Quinta Company, as Lessee

B-2